Exhibit 99.1

Specialty Laboratories Announces Timetable for Facility Consolidation and
Related Sale/Lease-Back Financing Agreement

Facility Completion Targeted for Mid-2004 with Relocation Process
Expected to Begin in Second Half of Year

Santa Monica, Calif., February 12, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced an agreement for the sale and lease-back of its future headquarters and laboratory facility in Valencia, California, with Lexington Corporate Properties Trust (NYSE: LXP) (Lexington), a real estate investment trust.  Under the terms of the agreement, Lexington will purchase the existing facility for $47 million and Specialty will complete the construction project and enter a twenty-year lease for use and occupancy of the facility.

Specialty will receive, net of transaction expenses, more than $24 million at closing of the sale, which is expected before the end of the first quarter 2004.  Receipt of the approximately $21 million balance of proceeds is expected by the fourth quarter of 2004, contingent upon the completion of the construction project and the commencement of lease payments to Lexington.  Lease payments are expected to begin in the third quarter and, upon commencement of the lease, Specialty will be required to issue a $9.0 million Letter of Credit.

Under the agreement, Lexington is purchasing the land and building, and provides partial funds for the final construction phase of the facility.  Net of these contributions, Specialty expects to incur capital expenditures of approximately $12 million in 2004 to complete the construction project.

The Sale/Lease-Back transaction is subject to the satisfaction of customary conditions, including a due diligence period, final inspections and closing, each of which is expected to be completed by the end of the first quarter of 2004.

“We are very pleased to begin this new stage in Specialty’s development with such a strong financial partner as Lexington,” noted Douglas S. Harrington, MD, chief executive officer of Specialty Laboratories.   “Our decision to move Specialty to a new home coincides with the renewed stabilization and growth of our business operations.  We believe our relocation to a purpose-built, state-of-the-art facility in northern Los Angeles County will give us the operating capability to handle future growth with greater efficiency and responsiveness.

“Client satisfaction has always been and remains a top priority for our Company and our facility consolidation process,” Dr. Harrington continued.  “Specialty’s plans for a phased relocation, beginning in the second half of this year, are appropriately deliberate and methodical to ensure an orderly transition and provide uninterrupted service levels to our clients.  Although this approach will entail some one-time, short-term costs, we feel strongly that a phased and gradual relocation process is the best course for maintaining the confidence and satisfaction of our clients during the transition.”

Specialty believes that the cost profile of the new facility will be in line with current operating expenses.  However, the Company expects to incur incremental costs of approximately $2.5 million to $3.0 million for overlapping rents and relocation expenses during the phased relocation process, which is expected to begin in the third quarter of this year and complete by the second quarter of 2005.

The final stage of construction is planned for completion in the third quarter of 2004.  The move from Santa Monica to Valencia will be conducted in stages, with administrative functions likely to be transferred first, followed by the phased transfer of individual areas of the clinical and research laboratories beginning in the fourth quarter of 2004 and continuing into 2005.  The bulk of Specialty’s information technology infrastructure was recently relocated to a secure, off-site third party location from which it will continue to serve the new headquarters in Valencia.

Specialty’s current operations are divided among four separate buildings in Santa Monica, California. The new 198,000 square-foot facility under construction will consolidate Specialty’s business activities within a single building and significantly increase available space for future growth and capacity.  The purpose-built laboratory and headquarters building is situated on a 14-acre site located in the Valencia Corporate Park in Valencia, California. The specialized design and configuration of the facility, utilizing recent advances in technology infrastructure and equipment, focuses on the workflow demands of a large-scale, highly differentiated and technology-driven clinical laboratory environment.  In addition to incorporating the latest advances in structural engineering to safeguard Specialty’s operational needs against seismic activity, the new building features Biosafety Level III laboratories for the safe handling of infectious agents and plant infrastructure systems with multiple redundancy and backup capabilities.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: (a) Lexington’s willingness and agreement to close on the sale/leaseback transaction following the due diligence period and final inspection; (b) the expected timing of any such transaction closing, and the expected timing of Specialty’s receipt of funds from the transaction; (c) Specialty’s ability to complete the facility construction within the expected timeframes; (d) the timing of the commencement of the lease payments by Specialty to Lexington and Specialty’s issuance of the letter of credit; (e) the amount and timing of capital expenditures expected to be incurred by Specialty to complete the facility construction; (f) the stabilization and growth of Specialty’s business; (g) Specialty’s capability to handle future growth with more efficiency and responsiveness in the new facility; (h) Specialty’s plans for a phased relocation, beginning in the second half of this year, and the ability of Specialty to ensure an orderly transition and provide uninterrupted service levels to our clients; (i) the maintenance of the confidence and satisfaction of our clients during the phased transition; (j) the expected cost profile of the new facility and the expected incremental costs for overlapping rents and relocation expenses during the phased relocation; (k) the timing of the phased relocation, including its start and end dates, and the order of the phases; and (l) the ability of the new facility to safeguard Specialty’s operations against seismic activity, to allow for the safe handling of infectious agents, and the efficacy of plant infrastructure systems with multiple redundancy and backup capabilities.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements.  In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved.  Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

About Specialty:

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com